Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-23

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI COMPLETES SALE OF AVIATION UNIT

Proceeds Used to Reduce Debt and Provide Working Capital

CARENCRO, LA – JULY 29, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today it has completed the previously announced sale of its aviation unit to Rotorcraft Leasing Company, L.L.C. for a cash price of $11 million. The proceeds will be used to repay advances under the Company’s Term A credit facility, pay the costs and fees associated with the transaction and provide working capital.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling (including drilling, survey and permitting services), Aviation Transportation (including helicopter support) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with OMNI’s ability to apply the proceeds of the sale as discussed in this release, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.